EXHIBIT 3

                              EMPLOYMENT AGREEMENT





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                             Party City Corporation
                                 400 Common Way
                           Rockaway, New Jersey 078766



                                                                    June 8, 1999


Mr. Jack Futterman
16315 Vintage Oaks Lane
Delray Beach, Florida  33484

Dear Mr. Futterman:

         This letter (the "Agreement") sets forth the agreement between you and Party City Corporation whereunder you are employed as the Chief Executive Officer of Party City. (Party City Corporation together with all of its subsidiaries are collectively hereinafter referred to as the "Company").

         1. TERM. The term of this Agreement shall commence on June 8, 1999 (the "Effective Date") and shall continue until three years from the Effective Date of this Agreement, unless sooner terminated as provided herein.

         2. NATURE OF EMPLOYMENT. You shall serve as the Chairman of the Board and Chief Executive Officer of Party City, and as such you shall be responsible for oversight and management of all operations and activities of the Company, and in such other executive positions at all times consistent with your prior training, experience and competence as shall be determined by the Company's Board of Directors. You shall report to the Board of Directors and to such committees thereof as the Board shall direct. You shall perform such executive duties consistent with his position as may be time-to-time specified by the Board. Your position (including, without limitation, your status, offices, titles and reporting requirements), authority, duties and responsibilities shall be consistent with those of the Chief Executive Officer and Chairman of the Board of a publicly traded corporation.

         3. SCOPE OF YOUR EMPLOYMENT. Excluding periods of vacation, sick leave and disability to which you are entitled, you agree to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the duties and responsibilities assigned to you hereunder, to use your reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. You may engage in the activities identified in clause (i) and (ii) of this sentence so long as such activities do not materially interfere with the performance of your duties and responsibilities hereunder: (i) you or any person or entity with which you are associated may own, directly or indirectly, up to two


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(2%) percent of the issued and outstanding  stock of a corporation if such stock is regularly traded on a national securities exchange or in the over-the-counter market and (ii) you may (A) make and manage your personal financial investments so long as such investments do not require your active participation in any person, firm or business; (B) engage in charitable and non-profit community activities; and (C) serve as a director of any person, firm or entity that is not in competition with the Company.

         4. LOCATION. The duties to be performed by you hereunder shall be performed primarily at the office of the Company located in Rockaway, New Jersey, subject to reasonable travel requirements on behalf of the Company.

         5.    BASIC COMPENSATION.

               a. General. In consideration of your obligations hereunder, the Company shall pay you the Salary, Bonus and Other Benefits as such terms are defined in and in accordance with and subject to the terms and conditions of this Agreement.

               b. Salary. Your "Salary" shall mean compensation at the annual rate of $500,000 beginning on the Effective Date and ending June 8, 2000. The Board of Directors or the Compensation Committee of the Board of Directors shall review your Salary at least once during each Fiscal Year for the purpose of determining whether your Salary should be increased at any time and any number of times. Notwithstanding anything herein to the contrary, without your consent, your Salary shall not be decreased.

               Your Salary shall be payable at the annual rate during the term hereof in equal installments not less frequently than bi-weekly and shall be subject to all applicable withholding taxes.

         6.    BONUS.

               Performance Bonus.

               a. Amount. You will be entitled to receive a cash performance bonus (a "Performance Bonus") for each Fiscal Year during the term hereof. For the first Fiscal Year ending June 8, 2000, your bonus will be a guaranteed minimum of $500,000, subject to increases as may be determined by the Board of Directors. For the second and third Fiscal Years of the term of this Agreement, the amount of your Performance Bonus shall be (i) no less than $250,000 per Fiscal Year and (i) determined within the first 30 days of each calendar year either as a formula based on the Company's performance or as a set minimum dollar amount, and in either case affording you the opportunity to earn at least an aggregate Performance Bonus of $500,000 per Fiscal Year.


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               b.   Payment Schedule. Except as otherwise set forth in Paragraph
9, the performance Bonus shall be payable to you on or before August 15th immediately following the end of the Fiscal Year to which such Performance Bonus relates. The Performance Bonus shall be subject to applicable withholding taxes.

               c. Fiscal Year. For purposes of this Agreement, the term "Fiscal Year" shall mean each twelve month period ending June 8.

         7.    OTHER BENEFITS.

               a. Benefit Plans. Except as otherwise set forth herein, you shall be entitled to participate in all pension, insurance, medical, disability and other employee benefit plans and programs generally provided by the Company to its senior executives similarly situated from time to time. In addition, at all times after you cease to be in the employ of the Company after you have been in the Company's employ for three years, or if your employment is earlier terminated other than (i) for Cause or (ii) on account of your resignation without Good Reason (as hereinafter defined), the Company shall pay at its sole cost and expense for your benefit and throughout the duration of your lifetime, any and all premiums necessary for maintaining medical and dental insurance coverage for you and your dependents comparable to the insurance coverage required to be provided to you during the term of this Agreement.

               b. Vacation. You shall be entitled to such vacation as you and the Company shall mutually determine. You agree to take such vacation at times that are convenient to you and the Company.

               c. Business Expenses. The Company shall pay or reimburse you for all reasonable expenses paid by you during the term of this Agreement in the performance of your duties hereunder, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require. In addition, the Company shall reimburse you for all transportation, including airfare, lodging, meals, and other reasonable expenses relating to such travel and lodging incurred upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers. The Company acknowledges that you are a permanent resident and domiciliary of Palm Beach County, Florida, and that you may travel to and from Florida frequently, and may work from your Florida residence, from time to time. Accordingly, the Company shall reimburse you for all travel expenses between your Florida residence and the Company's principal office.

               d. Other Benefits. In order to assist you in performing your services hereunder, the Company shall provide you with an automobile and will pay for the insurance and maintenance thereof or will reimburse you for expenses you may incur in connection with leasing or financing the purchase thereof, maintaining and insuring an automobile and the cost of maintaining a driver for commuting between the office and your New Jersey and/or New York City apartments.


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               e.   Professional Expenses.  The Company shall also reimburse you for (i) reasonable legal and accounting fees which you may incur in connection with the preparation and periodic review of your estate plan, tax planning and tax returns; and (ii)legal fees in connection with this Employment Agreement, the related option agreements and other related agreements up to a maximum of $ 25,000.

               f. Reimbursement for State Taxes. If it is determined by the State of New Jersey any of your income, other than that payable to you under the terms of this Agreement, is subject to income tax by the State of New Jersey or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "New Jersey Tax"), then you will be entitled to receive an additional payment or payments up to a maximum of $30,000 in the aggregate per Fiscal Year (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any New Jersey Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the New Jersey Tax imposed upon the Payments.

               g.   Registration Rights.

                    i. Piggy Back Registration. If at any one or more times during the term of this Agreement and for a period of five (5) years after termination of this Agreement (the "Registration Term") the Company intends to register shares of Common Stock (either on its own behalf or on behalf of others) on Form S-1, Form S-2 or Form S-3 or any corresponding form applicable at the time under the Securities Act of 1933, as amended (the "Securities Act") as then in effect (or any similar statute then in effect), the Company will give written notice to you of its intention to do so, at least 15 days prior to the time of the filing of any registration statement or qualification papers, and at your written request given within 10 days after receipt of any such notice (which request shall specify the number of your shares of Common Stock (the "Shares") intended to be sold or disposed of by you and shall describe the nature of any proposed sale or other disposition thereof which may include a distribution over a reasonable period of time), the Company will use its reasonable best efforts to cause such Shares to be registered or qualified to the extent required (in the opinion of the Company's counsel) to permit the sale or other disposition thereof.

                    ii. Requests for Registration. You may request registration under the Securities Act of all of your Shares one time during the Registration Term. The Company shall cause its management to cooperate fully and to use its best efforts to support the registration of such Shares and the sale of such Shares pursuant to such registration as promptly as is practicable. Such cooperation shall include, but not be limited to, management's attendance and reasonable presentations in respect of the Company at road shows with respect to the offering of such Shares. The registration requested under this Paragraph 7(g)(ii) is referred to herein as a "Demand Registration."


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                    iii.  All out-of-pocket expenses,  disbursements and fees in connection with any action to be taken under this Paragraph 7 (g) shall be borne by the Company, including the reasonable fees and expenses of counsel for you.

                    iv. The registration rights provided in this Paragraph 7(g) shall terminate at any time at which you can immediately sell all of your Shares in a single sale pursuant to Rule 144 under the Securities Act.

               h. Directors and Officers Insurance. The Company shall maintain at all times during the term of this Agreement an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which you serve at the request of the Company. You shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

         8. TERMINATION. Your employment shall terminate upon any of the following circumstances:

               a. Death or Disability. Your employment shall terminate automatically upon your death, and the last day of the month in which your death occurs shall be deemed to be the date your employment is terminated. The Company may terminate your employment, after having established your Disability (pursuant to the definition of "Disability" set forth below), by giving you written notice of its intention to terminate your employment. If your employment is terminated by reason of your Disability, the last day of the Disability
Period (as such term is defined below) shall be deemed to be the date your employment is terminated.


                    i. Disability/Disability Period. For purpose of this Agreement the term "Disability" shall mean your inability to perform your duties hereunder which inability exists for 120 days during any period of 365 consecutive days, solely as a result of physical or mental incapacity or infirmity, and the existence of which shall be determined by a reputable, licensed physician selected by you and approved by the Company. For purposes of this agreement the term "Disability Period" shall mean the period during which you are unable to perform your duties hereunder as a result of your Disability.


               b. "For Cause" or Without Cause. The Company may terminate your employment "for Cause" or without "Cause."

                    i. "For Cause". For the purposes of this Agreement, the following actions or events shall be the exclusive grounds for termination of your employment "for Cause": (i) your refusal to perform your duties hereunder (other than a refusal resulting from your


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incapacity  due  to  physical  and/or  mental  illness  not  caused  by  chronic alcoholism or drug addiction) which continues for a period of more than thirty days after written notice by the Company to you of the acts constituting such refusal; (ii) your willful engaging in gross misconduct intended to harm the Company which continues for a period of more than ten days after written notice by the Company to you of the act(s) that have resulted in material harm to the Company; (iii) your acts of theft, misappropriation, embezzlement or fraud of the Company's funds; or (iv) your inability to perform your duties hereunder as a result of chronic alcoholism or drug addiction.

               c.   With  or  Without  Good  Reason.   Your  employment  may  be
terminated by you with or without Good Reason. For purposes of this Agreement, "Good Reason" means:

                    i. With Good Reason. For purposes of this Agreement, "Good Reason" means:

                    (i)  without your express consent, any change in your duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with your position(s), duties, responsibilities or status as Chief Executive Officer and Chairman of the Board immediately prior to such change (including any material and adverse diminution of such duties or responsibilities);

                    (ii) any failure by the Company to comply in any material respect with any of the provisions of Paragraphs 5 , 6 , 7(f) or 7(g) of this Agreement; or

                    (iii) the Company's requiring you to perform your services regularly other than at the executive offices of the Company or requiring you to travel in the performance of your duties significantly more extensively than your customary travel requirements prior to the date hereof;


provided that a termination by you with Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by you to the Company, the Company has failed to cure the circumstances giving rise to Good Reason to your reasonable satisfaction.

               d. Change of Control. Your employment may be terminated by you within three (3) months after the occurrence of a Change of Control.

                    i.  a Change of Control shall be deemed to have occurred if:

                    (i) individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors


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then on the  Board  (either  by a  specific  vote or by  approval  of the  proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                    (ii) any "Person" including a "Group" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in a single transaction or group of related transactions of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described in this Paragraph 8(d)(ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company's Voting Securities pursuant to an offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in Paragraph 8(d)(iii)), or (v) pursuant to any acquisition by you or any person or group of persons including you (or any entity controlled by you or any group of persons including you or any Person or Group with whom you have any management, investment or other relationship);

                    (iii) the date on which there is a consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, (a "Business Combination"), unless immediately following such Business Combination any of the following is applicable: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination; and (ii) no person (other than any person engaged in a transaction described in clauses (i) through (v) in Paragraph 8(d)(ii) above), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent


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Corporation,  the  Surviving  Corporation);  or (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination in which any of the criteria specified in (i), (ii) or (iii) of this Paragraph 8(d)(iii) is applicable shall be deemed to be a "Non-Qualifying Transaction);

                    (iv) the closing for a sale of all or substantially all of the Company's assets;

                    (v)   such other events as the Board may designate.

               Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company's Voting Securities as a result of the acquisition of the Company's Voting Securities by the Company which reduces the number of the Company's Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person by more than 3%, a Change in Control of the Company shall then become effective unless otherwise exempt under clauses (i) through (v) of Paragraph 8(d)(ii) above or because it constitutes a Non-Qualifying Transaction.

         9.    PAYMENTS UPON TERMINATION.

               a. By the Company "for Cause". If the Company terminates your employment "for Cause" you will be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment, (ii) no Performance Bonus for the Fiscal Year in which your employment is terminated (but you shall be entitled to the Performance Bonus for the preceding Fiscal Year if such bonus has not yet been paid to you); and (iii) any other compensation or benefit under any plan maintained by the Company for its executive officers, and in which you were participating at the time your employment was terminated, but only in accordance with the terms of such plans.

               b. Death. If you die during the term of your employment hereunder, the Company will pay the personal representatives of your estate (i) your accrued Salary for the period ending on the last day of the month in which you shall have died; (ii) a Performance Bonus for the Fiscal Year in which your employment is terminated (you shall not be entitled to a bonus for any succeeding a Fiscal year, but you shall be entitled to the Performance Bonus payable for the preceding Fiscal Year if such bonus has not yet been paid); and
(iii) any other compensation or benefit under any plan maintained by the Company for its executive officers


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and in which  you were  participating  at the  time of your  death,  but only in accordance with the terms of such plans.

               c. Disability During the Disability Period, the Company shall continue to pay you your Salary. If your employment is terminated hereunder by the Company as result of your Disability, you will be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment; (ii) a Performance Bonus for the Fiscal Year in which your employment is terminated (you shall not be entitled to a bonus for any succeeding Fiscal year, but you shall be entitled to the Performance Bonus payable for the preceding Fiscal Year if such bonus has not yet been paid); and
(iii) any other compensation or benefit under any plan maintained by the Company for its executive officers and in which you are participating, and (iv) comparable medical and dental insurance coverage for you and your dependents paid for and maintained by the Company for the duration of your lifetime.

               d. Voluntary Termination By You Without Good Reason. If you voluntarily terminate your employment with the Company without Good Reason and not within three months after a Change of Control you shall be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment; (ii) no Performance Bonus for the Fiscal Year in which your employment is terminated (but you shall be entitled to the Performance Bonus for the preceding Fiscal Year if such bonus has not yet been paid to you); and (iii) any other compensation or benefit under any plan maintained by the Company for its executive officers, and in which you are participating, but only in accordance with the terms of such plans. If you voluntary terminate your employment with the Company for good reason or within three months after a Change of Control you shall be entitled to the benefits under Paragraphs 9(e) and 9(f), respectively.

               e.   By Company  for  Any Reason  Other Than  Disability  or "for
Cause" or By You for Good Reason If the Company terminates your employment for any reason other than "for Cause" or your Disability, or if you voluntarily terminate your employment with the Company for Good Reason you shall be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment; (ii) the Salary to which you would have been entitled had your employment continued through the later of (A) the last day of the then current term or (B) the first anniversary of the termination of your employment hereunder (the "Anniversary Date"), which amount shall be payable in equal bi-weekly installments over the period commencing on the effective date of the termination of your employment hereunder and ending on the later of (x) the last day of the then current term or (y) the Anniversary Date; and (iii) any other compensation or benefits under any plan maintained by the Company for its executive officers, and in which you were participating at the time your employment was terminated, and (iv) comparable medical and dental insurance coverage for you and your dependents, paid for and maintained by the Company after termination of your employment for the duration of your lifetime. You shall also be entitled to receive (I) your Performance Bonus for the Fiscal Year preceding the Fiscal Year in which your employment is terminated, if such Bonus has not yet been paid to you and (II) a Performance Bonus in an


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amount  equal to  $500,000  per year for each  Fiscal  Year  remaining  had your employment continued through the later of (i) the last day of the term hereof or
(ii) the Anniversary Date.

               f. By You After a Change of Control. If you voluntarily terminate your employment with the Company within three (3) months after the occurrence of a Change of Control you shall be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment; (ii) the Salary to which you would have been entitled had your employment continued through the Anniversary Date, which amount shall be payable in a lump sum payment within thirty days of the effective date of the termination of your employment, (iii) any other compensation or benefits under any plan maintained by the Company for its executive officers, and in which you were participating at the time your employment was terminated, and (iv) comparable medical and dental insurance coverage for you and your dependents, paid for and maintained by the Company after termination of your employment for the duration of your lifetime. You shall also be entitled to receive (I) your Performance Bonus for the Fiscal Year preceding the Fiscal Year in which your employment is terminated, if such Bonus has not yet been paid to you and (II) a Performance Bonus in an amount equal to $500,000 per year for each Fiscal Year remaining had your employment continued through the Anniversary Date, payable in a lump sum within 30 days after the effective date of the termination of your employment.

               If the Performance Bonus under Paragraphs 9(e) and 9(f) is calculated with reference to Anniversary Date and if such date is other than June 8, then you shall be entitled to the pro rata share of your Performance Bonus for the Fiscal Year in which the Anniversary Date occurs based upon the number of days in such Fiscal Year that will elapse through the Anniversary Date and assuming a 365 day Fiscal Year.

         10.   ADDITIONAL PROVISIONS APPLICABLE TO TERMINATION.

               a. Resignation of Other Positions. If, as and when your employment is terminated hereunder, you shall be deemed to have resigned from any and all positions with the Company that you may otherwise hold, including as an officer or director of the Company or any of its subsidiaries or affiliates.

               b. Notice. Except in the case of termination "for Cause" which shall be effective immediately upon written notice thereof which notification shall state the reasons for such termination, the party desiring to terminate your employment hereunder shall notify the other party hereto in writing at least 30 days before the effective date of the termination of your employment hereunder, which notification shall state the reasons for such termination and the effective date of the termination of your employment.

               c. Mitigation. Nothing in this Agreement nor under any applicable law shall be construed to require you to seek or accept employment to reduce the Company's obligations under Paragraph 9. The Company shall not be entitled to offset from any amounts owed to you


                                       10
                                                                 (Page 38 of 44)
under Paragraph 9 any amounts received by you as compensation from any person after your employment with the Company terminates.

         11.   CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS.

               a. Confidentiality. You acknowledge that your relationship with the Company brings you into close contact with the confidential affairs of the Company, its subsidiaries and affiliates. You acknowledge that the covenants set forth in this Paragraph 11(a) are specific inducements made by you to the Company in connection with the execution of this Agreement.

                    i.   Obligation to Keep Information Confidential. During the
term hereof and for one year thereafter, you shall preserve the confidential nature of, and will not disclose or make accessible to anyone other than the Company's officers, directors, employees, consultants or agents, and otherwise than within the scope of your employment duties and responsibilities hereunder, any and all information, knowledge or data of or pertaining to the Company, its subsidiaries or affiliates or their respective businesses which information, knowledge or data is not in the public domain, including trade secrets, names and lists of licensors, licensees, manufacturers, suppliers and customers, manufacturing and production methods, processes, and techniques, pricing policies, marketing strategies, or any other similar matters acquired by you in connection with your relationship with the Company (hereinafter referred to as "Confidential Information") by the Company. In addition, during the term hereof and thereafter you will not make use of Confidential Information for your own personal gain. The restrictions on the disclosure of Confidential Information imposed by this subparagraph (i) shall not apply to any Confidential Information that was part of the public domain at the time of its receipt by you or becomes part of the public domain in any manner and for any reason other than an act by you, unless you are legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information, in which event you shall provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy.

                    ii. Return of Confidential Information and Other Data. Upon the termination of your employment hereunder or at any time the Company may reasonably request, you promptly will deliver to the Company all Confidential Information and any other memoranda, notes, records, reports, sketches, specifications, designs, and other documents (and all copies thereof) relating to the Company's business, which you may then possess or have under your control.

               b. Agreement Not to Solicit. You covenant and agree not to, directly or indirectly, during the term hereof and during the Restrictive Period, (A) induce or attempt to influence any employee of the Company or any of its subsidiaries or affiliates to leave its employ, or (B) aid any person, business, or firm, including a supplier to, a company engaged in competition with the Company, a licensor, licensee or customer of or a manufacturer for the


                                       11
                                                                 (Page 39 of 44)

Company, in any attempt to hire any person who shall have been an employee of the Company or any of its subsidiaries or affiliates at any time within six months after you cease to be employed by the Company and within the period of six months prior to the date of any such requested aid. Notwithstanding the foregoing, if requested by another employer, you may serve as a reference for any person who, at the time of the request, is not an employee of the Company or any of its subsidiaries or affiliates. If the restrictions contained in this Paragraph 11(b) shall be found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court or arbitrator, as the case may be, making such determination shall have the right to reduce such extent, duration, scope or other provisions hereof, and in their reduced form, such restrictions shall then be enforceable in the manner contemplated hereby.

               c. Agreement Not to Compete. You hereby covenant and agree that, during the term of this Agreement and for the Restrictive Period, you shall not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if you take any of the following actions you shall be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, lender, investor, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is engaged in any business operating within the United States of America, which is involved in business activities which are the same as, similar to or in competition with business activities carried on by the Company, or actually known by the you as being definitely planned by the Company, at or about the time of the termination of your employment; provided, however, that "Competition" shall not include (i) the passive ownership of securities in any public enterprise and exercise of rights appurtenant thereto, so long as such securities (other than securities obtained by reason of a merger of the Company) represent no more than two percent of the voting power of all securities of such enterprise or (ii) the indirect ownership of securities through ownership of shares in a registered investment company.

               d. Restrictive Period. For purposes of this Agreement the term "Restrictive Period" shall mean the period commencing on the effective date of the termination of your employment hereunder and ending on the last day of the third month thereafter.

               e. Injunctive Relief. You acknowledge and agree that in the event of a violation or threatened violation of any of the foregoing provisions of this Paragraph 11, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision of this Paragraph 11 by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity. You and the Company agree that the U.S. District Court for the District of New Jersey is a court of competent jurisdiction, and you and the Company each consent to the personal jurisdiction of that Court for purposes of such an action or proceeding instituted to obtain equitable relief relating to the provisions of this Paragraph 11; and in connection therewith you agree that process in any action may be served upon you and shall be deemed to be complete


                                       12
                                                                 (Page 40 of 44)
when the same is delivered to your  residence  address as set forth in Paragraph
13. Each of the parties hereto waives any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

         12.   INDEMNIFICATION.

               a. The Company shall indemnify and advance Expenses to you to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The Company shall advance all Expenses incurred by you or on your behalf in connection with any Proceeding within twenty (20) days after the receipt by the Company of a statement or statements from you requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by you and shall include or be preceded or accompanied by an undertaking by you or on your behalf to repay any Expenses advanced if it shall ultimately and finally be determined by a court of competent jurisdiction that you are not entitled to be indemnified against such Expenses. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that you have otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

               b. For purposes of this Section 12, "Expenses" means all reasonable attorneys' fees, retainers, court costs, transcript costs, fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding. "Proceeding" means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative.

               c. This provision shall continue to be in effect until the later of six (6) years after the date you cease to serve as a director, officer, employee, agent or fiduciary of the Company or the final termination of all pending Proceedings in respect of which you are granted rights of indemnification hereunder.

         13.   ADDITIONAL PROVISIONS.

               a. Governing Law. This Agreement and all of the provisions hereof will be construed and enforced in accordance with the laws of the State of New Jersey as an agreement made and to be performed entirely within such state.

               b. Arbitration. Subject to Paragraph 11(e) hereof, any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any


                                       13
                                                                 (Page 41 of 44)
such document or instrument shall be settled by arbitration to be held in Essex County, New Jersey, in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunction or other relief in such dispute or controversy and may, if requested by either of the parties, determine which or both of the parties shall bear the costs of the arbitration (other than the costs of each party's legal fees which costs shall be borne by the party incurring same) and, if both parties shall bear the costs, then the allocation of such costs between them. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the U.S. District Court for the District of New Jersey for this purpose. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Paragraph 13(c).

               c. Jurisdiction. For purposes of enforcing the decisions of the arbitrator under Paragraph 13(b), each of the parties hereto irrevocably submits to the exclusive jurisdiction (both subject matter and personal) of the courts of the State of New Jersey in and for the County of Essex and the United States District Court for the District of New Jersey in any legal action or proceeding arising out of or relating to this Agreement. Each of the parties hereto expressly submits and consents in advance to such jurisdiction in any action or proceedings commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued thereon, and agreeing that service of such summons and complaint, or other process or papers may be made in accordance with Paragraph 13(e). Should any party hereto fail to appear or answer any summons, complaint, process or paper so served within 30 days after the delivery thereof in accordance with Paragraph 13, such party shall be deemed in default and an order and/or judgment may be entered against such person or demanded or prayed for in such summons, complaint, process or papers. The choice of forum set forth in this Paragraph 13(c) shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same in any appropriate jurisdiction. Each of the parties hereto waives any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

               d. Successors and Assigns. This Agreement may be assigned by the Company without your consent only to any entity that acquires all or a substantial part of the Company's business or assets and shall be binding upon the Company and such assigns. This agreement is personal to and may not be assigned by you but shall be binding upon and inure to the benefit of you and your legal representatives, heirs and assigns.

                    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and any amended or successor agreement thereto or whether or not there has been a Change in Control as defined herein) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place. As used in this Agreement, "Company" shall


                                       14
                                                                 (Page 42 of 44)
mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               e. Notices. All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing if (i) delivered by hand or (ii) posted by pre-paid registered or certified mail, or (iii) left at or delivered pre-paid to a nationally recognized courier service, in each case addressed to the party concerned at its address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Paragraph 13(e).

         If to the Company, to

                  Party City Corporation
                  400 Commons Way
                  Rockaway, NJ  07866
                  Attention: Chief Financial Officer

         With a copy to:

                  St. John & Wayne, L.L.C.
                  Two Penn Plaza East
                  Newark, New Jersey 07105-2249
                  Attention: William P. Oberdorf, Esq.

                  If to you to:

                  Mr. Jack Futterman
                  16315 Vintage Oaks Lane
                  Delray Beach, FL  33484

                  With a copy to:

   Prior to 7/4/99                         After 7/4/99
   -------------------------------------   -------------------------------------
   Wolf, Block, Schorr & Solis-Cohen LLP   Wolf, Block, Schorr & Solis-Cohen LLP
   12th Floor, Packard Building            1650 Arch Street
   Philadelphia, PA 19102                  Philadelphia, PA 19103
   Attention:  Matthew H. Kamens, Esq.     Attention:  Matthew H. Kamens, Esq


Service shall be deemed to be effective so far as delivery (i) by hand is concerned when handed to the recipient or left at the recipient's address (ii) by registered or certified mail, three days after posting, or (iii) one business day after delivery to a nationally recognized courier service if marked for next business day delivery.


                                       15
                                                                 (Page 43 of 44)

               f. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

               g. Headings. All descriptive headings of the several Paragraphs or subclauses of this Agreement are inserted for convenience only and shall be given no effect in the construction of this Agreement.

               h. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

               i. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement and provision, as the case may be, shall nevertheless remain in full force and effect.

               j. Cooperation. Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further action and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

               k. Survival of Certain Obligations and Termination Certificate. The provisions of Paragraphs 5, 6, 7(a), 7(c) and 7(e) through 7(g), 9, 10, 11, 12 and 13 shall survive any termination of your employment hereunder, whether by reason of the Company's termination of your employment, your resignation or the expiration of the Term or any renewal term.

               l.   Entire  Agreement.  This  Agreement  contains   the   entire
agreement and understanding between Company and you with respect to the subject matter hereof.

               If the foregoing is acceptable to you, kindly execute a copy of this letter and return it to the Company, whereupon it shall become binding upon you and the Company.

                                Very truly yours,

                                PARTY CITY CORPORATION


                                By:  /s/ Party City Corporation
                                   ----------------------------

AGREED TO:

/s/ Jack Futterman
--------------------
JACK FUTTERMAN



                                       16
                                                                 (Page 44 of 44)